EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

MIMEDX GROUP, INC.

Article 1. Name. The name of the Corporation is MIMEDX GROUP, INC.

Article 2. State of Organization. The Corporation is organized pursuant to the provisions of the Florida Business Corporation Act (the “Act”).

Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 105,000,000 shares of capital stock, of which 100,000,000 shares shall be designated “Common Stock,” at $.001 par value per share, and 5,000,000 shares shall be designated as “Preferred Stock,” at $.001 par value per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, provisions as to dividends, qualifications, redemption rights and other terms and conditions of the shares of each class of stock are as follows:

3.1 Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, provisions as to dividends, qualifications, redemption rights and any other terms and conditions shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment to these Articles of Incorporation shall be filed shall be filed with the Department of State of the State of Florida as required by law to be filed with respect to the issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment to these Articles of Incorporation which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, provisions as to dividends, qualifications, redemption rights or other terms and conditions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a)	the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(b)	whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(c)	the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(d)	whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e)	whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(f)	the rights of the shares of stock series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(g)	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

3.2 Common Stock. Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article 3, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law, including, but not limited to, the following rights and privileges:

(a)	dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)	the holders of Common Stock shall have the right to vote for the election of Directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)	upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

Article 4. Registered Office and Registered Agent. The initial registered office of the Corporation shall be at 1201 Hays Street Tallahassee, Leon County, Florida 32301. The initial registered agent of the Corporation at such address shall be Corporation Service Company.

Article 5. Principal Office. The initial principal office of the Corporation shall be at 1234 Airport Road, Suite 105, Destin, Okaloosa County, Florida 32541.

Article 6. Director’s Liability. No Director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a Director, by reason of any act or omission, except that this provision shall not eliminate or limit the liability of a Director for liabilities of a Director imposed by Section 607.0831 of the Act.

Article 7. No Preemptive Rights. No holder of any of the shares of any class of stock of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of stock of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of stock of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of stock of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

Article 8. Indemnification. Each person who is or was a Director or Officer of the Corporation, and each person who is or was a Director or Officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Florida and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a Director or Officer of this Corporation or of such other enterprises.

The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any liability, including obligations to pay a judgment, settlement, penalty, fine (including and excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred (including attorneys’ fees), to the fullest extent permitted by law, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Notwithstanding anything contained herein to the contrary, this Article is intended to provide indemnification to each Director and Officer of the Corporation to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto). Neither any amendment nor repeal of this Article 8 shall eliminate or reduce the effect of this Article 8, with respect to any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article 9. Special Meeting of Shareholders. Special meetings of the shareholders for any purpose may be called at the request in writing of shareholders owning not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting by delivering one or more written demands for the meeting which are signed, dated and delivered to the Secretary of the Corporation and describe the purposes for which the meeting is to be held.

Article 10. Board Vacancies. Any vacancies occurring on the Board of Directors for any reason (including death, resignation, disqualification, removal or other causes) and any newly created directorships resulting from an increase in the authorized number of Directors may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. Notwithstanding the immediately preceding sentence, the Board of Directors may by resolution determine that any such vacancies or newly created directorships shall be filled by the shareholders of the Corporation.

Article 11. Incorporator. The name and the address of the Incorporator is Steve Gorlin, 1234 Airport Road, Suite 105, Destin, Okaloosa County, Florida 32541.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation effective as of February 28, 2008.

By:	/s/ Steve Gorlin
Name:	Steve Gorlin
Title:	Incorporator

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